UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: December 28, 2011
(Date of earliest event reported)

NATURAL RESOURCES USA CORPORATION
(Exact name of registrant as specified in its charter)

000-15474
(Commission File Number)

Utah	87-0403973
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3200 County Road 31, Rifle, Colorado 81650
(Address of principal executive offices, including zip code)

(214) 253-2556
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant

Item 8.01	Other Events

On December 28, 2011 at 12:01 a.m. (the “Effective Time”), GSR Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of Green SEA Resources Inc., merged with and into NRUC in accordance with the short-form merger provisions of Section 1104 of the Utah Revised Business Corporations Act and Articles of Merger previously filed with the Secretary of State of the State of Utah.

Immediately prior to the Effective Time, GSR Acquisition Corp. owned more than 90% of the outstanding shares of common stock of NRUC. Accordingly, under applicable Utah law, no action by NRUC’s shareholders (other than GSR Acquisition Corp.) was required for the short-form merger to become effective. Green SEA Resources Inc. and GSR Acquisition Corp. had previously disclosed their intention to effect the going-private transaction in a Schedule 13E-3 initially filed with the Securities and Exchange Commission on August 8, 2011, and subsequently amended on October 21, 2011, November 17, 2011 and December 1, 2011. As a result of the going-private transaction, Green SEA Resources Inc. owns 100% of the capital stock of NRUC.

Pursuant to the terms of the going-private transaction, at the Effective Time, each outstanding share of common stock, other than shares owned by GSR Acquisition Corp. and other than shares as to which dissent rights are exercised, held immediately prior to the Effective Time now represents only the right to receive $0.57 per share in cash, without interest.  Further, each outstanding stock option not exercised prior to the Effective Time was canceled and exchanged into the right to receive $0.57 per share, without interest and less the option exercise price (and any applicable withholding taxes).

NRUC issued a press release on December 28, 2011 with respect to closing of the going-private transaction, which press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release dated December 28, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCES USA CORPORATION (Registrant)

Date: December 28, 2011	By:	/s/ Robert van Mourik
	Name:	Robert van Mourik
	Title:	Chief Financial Officer